Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sharecare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other(2)	17,671,518(3)	$1.38(2)	$24,386,694.84	$0.0001476	$3,599.48
Equity	Common Stock, $0.0001 par value per share	Other(2)	1,610,715(4)	$1.38(2)	$2,222,786.70	$0.0001476	$328.08
Equity	Common Stock, $0.0001 par value per share	Other(2)	1,500,000(5)	$1.38(2)	$2,070,000.00	$0.0001476	$305.53
Equity	Common Stock, $0.0001 par value per share	Other(2)	1,889,285(6)	$1.38(2)	$2,607,213.30	$0.0001476	$384.82
Total Offering Amounts					$31,286,694.84		$4,617.92
Total Fee Offsets							—
Net Fee Due							$4,617.92

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Sharecare, Inc. (the “Registrant”) that become issuable under the Sharecare, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the Sharecare, Inc. 2024 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.38 per share, which is the average of the high and low prices of a share of Common Stock on August 8, 2024, as reported on The Nasdaq Stock Market.
(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Incentive Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the Incentive Plan. Pursuant to such provision, the total number of shares of Common Stock under the Incentive Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding year. Notwithstanding the foregoing, the board of directors of the Registrant may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock than as provided in the Incentive Plan.
(4)	Represents shares of Common Stock reserved for issuance under the Inducement Plan.
(5)	Represents shares of Common Stock issuable upon the exercise of performance-based restricted stock units, granted on June 14, 2024 to new employees as inducement awards in connection with the commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4) under the Inducement Plan.
(6)	Represents shares of Common Stock issuable upon the exercise of time-based restricted stock units, granted on June 14, 2024 to new employees as inducement awards in connection with the commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4) under the Inducement Plan.